EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter Ended June 30, 2010

WOOSTER, Ohio, July 20, 2010 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $643,000 or $0.22 per diluted share for the first fiscal quarter ended June 30, 2010, compared to $532,000 or $0.18 per diluted share for the first fiscal quarter ended June 30, 2009. The 21% increase in net income for the quarter was primarily due to a decrease in federal deposit insurance expense resulting from a special assessment imposed by the FDIC on all insured institutions during the 2009 quarter that was not repeated in the 2010 quarter.

Net interest income increased $24,000 for the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009. Interest income decreased $435,000 during the 2010 quarter mainly due to lower overall market interest rates compared to the 2009 quarter. Interest expense decreased $459,000 during the 2010 quarter mainly as a result of decreased rates paid on deposits, particularly certificates of deposit. Management continues to adhere to a pricing strategy of not competing for high rate retail certificates of deposit unless a profitable customer relationship is involved. The decrease in interest expense is slowing as rates reach competitive floors while the decrease in interest income continues due to low market interest rates affecting origination rates, repricing rates on existing adjustable rate assets and reinvestment rates for securities portfolio cash flows.

Noninterest income decreased $23,000, mainly due to a decrease in service fees and other operating income, partially offset by increased trust income and gain on the sale of residential mortgage loans.

Noninterest expense decreased $178,000 for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009, primarily due to decreases of $217,000 in federal deposit insurance expense and $61,000 in other operating expense, mainly due to reductions in legal and other expenses associated with real estate acquired through foreclosure. These decreases were partially offset by an increase of $95,000 in compensation expense, mainly due to annual merit salary increases implemented annually during the first fiscal quarter and increased benefit costs. The decrease in federal deposit insurance expense was mainly due to a special assessment during the 2009 quarter that did not occur in the 2010 quarter. Federal income tax expense increased $43,000 as pre-tax income increased for the 2010 period compared to the 2009 period.

At June 30, 2010, non-performing and impaired assets (non-accrual loans, impaired loans and real estate acquired through foreclosure) decreased to $8.9 million, or 2.18% of total assets, compared to $9.4 million, or 2.31% of total assets at March 31, 2010. The decrease in non-performing and impaired assets during the quarter was mainly due to the sale of real estate acquired through foreclosure and reductions of carrying values of foreclosed properties held for sale.

At June 30, 2010, Wayne Savings Bancshares, Inc. reported total assets of $407.5 million, an increase of $1.5 million from total assets of $406.0 million at March 31, 2010. The allowance for loan losses totaled $3.0 million, or 1.22% of loans at June 30, 2010, compared to $2.8 million, or 1.13% of loans at March 31, 2010. Deposits totaled $313.8 million at June 30, 2010, an increase of $1.9 million from total deposits of $311.9 million at March 31, 2010. Stockholders' equity amounted to $38.0 million, or 9.32% of total assets, at June 30, 2010, an increase of $1.0 million from $37.0 million, or 9.11% of total assets, at March 31, 2010. The increase in stockholders' equity was mainly due to the addition of net income and an increase in other comprehensive income associated with unrealized gains on securities available for sale, partially offset by the payment of dividends.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months ended June 30,
	2010	2009

Quarterly Results

Net Interest Income	$3,272	$3,248
Net Income	$643	$532
Earnings Per Share:
Basic	$ 0.22	$ 0.18
Diluted	$ 0.22	$ 0.18
Return on Average Assets (Annualized)	0.63%	0.52%
Return on Average Equity (Annualized)	6.84%	6.13%

	March 31, 2010	March 31, 2009

End of Period Data

Total Assets	$407,460	$406,032
Stockholders' Equity to Total Assets	9.32%	9.11%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$12.64	$12.31

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data --- unaudited)

	Three Months Ended June 30,
	2010	2009

Interest income	$ 4,707	$ 5,142
Interest expense	1,435	1,894
Net interest income	3,272	3,248
Provision for loan losses	190	165
Net interest income after provision for loan losses	3,082	3,083
Noninterest income	478	501
Noninterest expense	2,727	2,905
Income before federal income taxes	833	679
Provision for federal income taxes	190	147
Net income	$ 643	$ 532

Earnings per share
Basic	$ 0.22	$ 0.18
Diluted	$ 0.22	$ 0.18

Dividends per share	$ 0.06	$ 0.05

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30, 2010	March 31, 2010
	(Unaudited)
ASSETS

Cash and cash equivalents	$8,001	$9,875
Investment securities, net (1)	128,282	120,561
Loans receivable, net	243,673	247,006
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,206	7,291
Foreclosed assets held for sale, net	2,392	2,888
Other assets	12,881	13,386
TOTAL ASSETS	$407,460	$406,032

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$313,819	$311,934
Other short-term borrowings	8,362	7,454
Federal Home Loan Bank Advances	43,500	45,500
Accrued interest payable and other liabilities	3,802	4,149
TOTAL LIABILITIES	369,483	369,037

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,008	36,012
Retained earnings	14,800	14,332
Shares acquired by ESOP	(785)	(807)
Treasury Stock, at cost - 974,618 shares	(14,530)	(14,530)
Accumulated other comprehensive income	2,086	1,590
TOTAL STOCKHOLDERS' EQUITY	37,977	36,995

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$407,460	$406,032
(1) Includes held to maturity classifications.
CONTACT:  Wayne Savings Bancshares, Inc.
          H. Stewart Fitz Gibbon III, Executive Vice President,
           Chief Financial Officer
          (330) 264-5767